QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

REGAL CINEMAS, INC.
SEVERANCE PLAN
FOR EQUITY COMPENSATION
(Effective as of May 25, 2005)

ARTICLE 1
PURPOSE

        Regal Cinemas, Inc. (the "Company"), a wholly owned subsidiary of Regal Entertainment Group ("Regal"), establishes this Severance Plan for Equity Compensation (the "Plan") with the intention of remunerating employees of Regal CineMedia Corporation ("RCM") for unvested options to purchase shares of Regal's Class A common stock (the "Common Stock") and shares of Regal's restricted Class A common stock (the "Restricted Stock") which expire as a result of their transfer of employment from RCM to National CineMedia, LLC ("NCM"). The Plan is effective May 25, 2005, and the plan year is the calendar year. The Plan is a "nonqualified deferred compensation plan" within the meaning of Code Section 409A. The Plan is a "welfare plan" within the meaning of ERISA Section 3(1).

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

        2.1.    Eligibility

        Each Employee who held an unvested option to purchase shares of Common Stock or who held shares of Restricted Stock, in each case pursuant to the terms of the Regal Entertainment Group 2002 Stock Incentive Plan (the "Incentive Plan"), immediately prior to his or her termination of employment with RCM in connection with the Employee's commencement of employment with NCM (the "Termination") is eligible to participate in the Plan and shall become a Participant upon Termination.

        2.2.    Participation

        Upon becoming a Participant, the Plan Administrator will establish an Account into which all contributions made or deemed to be made on the behalf of the Participant will be credited.

        2.3.    Company Contributions

        The Company will be deemed to have made a contribution to the Plan on the Termination date on behalf of each Eligible Employee in an amount equal to: (1) the difference between the exercise price of each unvested option held by the Eligible Employee on the day prior to his or her Termination and the fair market value of Common Stock and (2) the difference between the purchase price of each share of Restricted Stock (as set forth pursuant to the Incentive Plan or related Award Agreement) held by the Eligible Employee immediately prior to his or her Termination and the fair market value of Common Stock. For the purpose of this Section 2.3, the fair market value of Common Stock will be the average closing price per share of Common Stock on the national or regional securities exchange on which such stock is principally traded for the twenty (20) consecutive trading days ending on the last trading day prior to the Termination date.

ARTICLE 3
VESTING

        3.1.    Company Contributions

        Each Participant vests in Company Contributions according to the year and date on which the expired unvested options and Restricted Stock would have vested pursuant to the terms of the Incentive Plan and the related Award Agreement.

        3.2.    Termination Due to Death, Permanent Disability or Retirement

        A Participant shall immediately become 100% vested in Company Contributions upon the occurrence of the Participant's death, Permanent Disability or Retirement while the Participant is in the employ or service of NCM.

        3.3.    Termination Other Than Due to Death, Permanent Disability or Retirement

        A Participant whose Service with NCM terminates for any reason other than due to death, Permanent Disability or Retirement will immediately forfeit all of his or her unvested Company Contributions; provided, however, if NCM terminates a Participant's Service without Cause prior to the date on which such Participant's Restricted Stock, if any, would have vested, then such Participant vests as to one-fourth (1/4th) of the Company Contributions with respect to such Restricted Stock for each anniversary of the date of grant that such Participant remained in Service with NCM prior to such termination without Cause.

ARTICLE 4
PAYMENT OF DEFERRED COMPENSATION

        4.1.    Distribution Dates

        The Plan Administrator shall distribute the vested balance of a Participant's Account as soon as practicable after the applicable date of vesting each year or such other vesting date pursuant to the Plan.

        4.2.    Form of Distribution

        The distribution from a Participant's Account pursuant to Section 4.1 shall be made in cash in a single lump sum.

        4.3.    Payment of Dividends on Restricted Stock

        The Plan Administrator shall distribute to each Participant an amount equal to the value of the dividend declared or paid on a share of Common Stock times the number of shares of Restricted Stock held by the Participant immediately prior to his or her Termination, until the date that such Participant vests in Company Contributions with respect to such Restricted Stock in accordance with Article 3, as soon as practicable after the declaration or payment of such Common Stock dividend. In the event of any stock dividend, stock split or other change in the corporate structure affecting the Common Stock (a "Recapitalization Event"), then for the purposes of calculation of a distribution under this Section 4.3, there shall be, as of the Recapitalization Event, an equitable proportionate adjustment (as contemplated by Section 5(d) of the Incentive Plan) to the number of shares of Restricted Stock held by each Participant immediately prior to Termination, just as if such Restricted Stock were then still held pursuant to the Incentive Plan.

ARTICLE 5
PLAN ACCOUNTS

        5.1.    Accounts

        The Plan Administrator must establish and maintain a bookkeeping Account on the behalf of each Participant in which will be recorded all amounts contributed or deemed contributed on the behalf of the Participant in accordance with Section 2.3. The Plan Administrator may establish any sub-accounts it deems necessary for the administration of the Plan.

        5.2.    Valuation Date

        A Participant's Account is valued as of the applicable date of vesting each year.

ARTICLE 6
SURVIVOR AND DEATH BENEFITS

        6.1.    Death Benefit

        Upon the death of a Participant, the Plan Administrator will pay the Participant's Account to the Participant's Beneficiary in a single lump-sum within 30 days of the Participant's death or, if not reasonably practicable in such 30 day period, as soon as practicable thereafter. Notwithstanding the preceding, the Plan Administrator may elect, at its sole discretion, to alter the timing or form of any distribution following a Participant's death in order to coordinate the payment of any employee benefit payments to the Participant's Beneficiary.

        6.2.    Beneficiary Designation

        Except as provided in this Section 6.2, each Participant has the right to designate one or more natural persons as a Beneficiary (both primary as well as secondary) to whom the Participant's Account will be paid in the event of the Participant's death prior to the complete distribution of the Participant's Account. Each Beneficiary designation must be made pursuant to a written form prescribed by the Plan Administrator and will be effective only when it is filed with the Plan Administrator during the Participant's lifetime. A married Participant may only designate someone other than his or her spouse as a Beneficiary if the spouse executes a written consent that acknowledges the effect of the designation or if it is established that the spouse's consent cannot be obtained because the spouse cannot be located. Unless the designation of a non-spouse Beneficiary satisfies the requirement of the preceding sentence, a married Participant's Beneficiary is his or her Surviving Spouse. An individual will only be treated as a Beneficiary under this Plan if he or she satisfies the definition of Beneficiary under Section 10.2.

        6.3.    Changing a Beneficiary

        Any Beneficiary designation may be changed by an unmarried Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Plan Administrator. A married Participant's Beneficiary designation may only be changed by the Participant with the consent of the Participant's spouse as provided for in Section 6.2.

        6.4.    Change in Marital Status

        If a Participant's marital status changes after he or she has designated a Beneficiary, the following applies:

        (a)   If the Participant is married at death but was unmarried when the designation was made, the designation is void unless the spouse has consented to it in the manner prescribed in Section 6.2; and

        (b)   If the Participant was married when the designation was made and he or she is married to a different spouse at death, the designation is void unless the new spouse has consented to it in the manner prescribed in Section 6.2.

        6.5.    No Beneficiary Designation

        If a Participant fails to properly designate a Beneficiary, if a designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's Account, the Participant's Beneficiary is the Participant's Surviving Spouse and, if there is no Surviving Spouse or if the Surviving Spouse dies before all remaining payments are made, payment will be made in a single lump sum to the Beneficiary's estate.

ARTICLE 7
CLAIMS PROCEDURE

        7.1.    Initial Claim

        If a Participant believes he or she is entitled to payments under the Plan which have not been paid or have been paid in a lesser amount, the Participant may submit a written claim to the Plan Administrator. If the Plan Administrator determines that the claim should be denied, written notice of the decision will be furnished to the Participant within a reasonable period of time. This notice will set forth in clear and precise terms (a) the specific reasons for the denial, (b) specific references to pertinent Plan provisions on which the denial is based, (c) a description of any additional material or information necessary for the Participant to perfect the claim, together with an explanation of why such material or information is necessary, and (d) an explanation of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Participant's right to bring civil action under ERISA Section 502(a) following a denial on review. The written notice must be given to the Participant within 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim, in which case, a decision will be rendered and written notice furnished within 180 days after receipt of the claim. A written notice of such extension of time indicating the special circumstances and expected date of decision will be furnished to the Participant within the initial 90 day period.

        7.2.    Claims Appeal

        The Participant may, within 60 days after receiving notice denying the claim, request a review of the decision by written application to the Plan Administrator. In connection with the Participant's appeal, (a) he or she may submit written comments, documents, records, and other information relating to the claim, (b) he or she must be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, and (c) the Plan Administrator must provide for a review that takes into account all comments, documents, records, and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

        If the Plan Administrator determines that the claim on review should be denied, written notice of the decision must be furnished to the Participant within a reasonable period of time. This notice will set forth in clear and precise terms (w) the specific reasons for the denial, (x) specific references to pertinent Plan provisions on which the denial is based, (y) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (z) a statement of the Participant's right to bring a civil action under ERISA Section 502(a) following a denial on review. The written notice must be given to the Participant within 60 days after receipt of the Participant's request for review, unless special circumstances require an extension of time for processing the review, in which case, a decision will be rendered and written notice furnished within 120 days after receipt of the request for review. A written notice of such extension of time, indicating the special circumstances and expected date of decision will be furnished to the Participant within the initial 60 day period. The decision will be final. The Participant's Surviving Spouse or Beneficiary also may use the claim procedures set forth in this Article 7.

ARTICLE 8
MANAGEMENT AND ADMINISTRATION

        8.1.    Administration

        The Plan Administrator has the full power and authority to control and manage the operation and administration of the Plan, including the authority, in its sole discretion: (a) to promulgate and enforce any rules and regulations it deems necessary or appropriate for the administration of the Plan; (b) to interpret the Plan consistent with its terms and intent; and (c) to resolve any possible ambiguities, inconsistencies and omissions in the Plan. All such actions must be in accordance with the Plan's terms and intent.

        8.2.    Amendment and Termination of the Plan

        The Plan Administrator may, in its sole discretion, amend, alter or discontinue the Plan at any time or from time to time, in whole or in part, and for any reason, by written action. However, no amendment, alteration or discontinuance shall (i) reduce the amount accrued in any Account as of the date of such amendment, alteration or discontinuance or (ii) otherwise impair the rights of a Participant under the Plan (including any rights incorporated from the Incentive Plan hereunder) without such Participant's consent.

        In the event of such termination, the Participants' Accounts shall be paid at such times and in such forms as determined pursuant to Article 4, unless the Plan Administrator prescribes an earlier time or times for payment of such Accounts, and such payments would not result in the imposition of an excise tax under Code Section 409A.

        8.3.    Plan Expenses

        All expenses of administering the Plan are to be paid by the Company.

ARTICLE 9
GENERAL PROVISIONS

        9.1.    Alienation of Benefits; Transfer Restrictions

        No Account may be subject to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. Neither the Company nor the Plan is liable in any manner for, or subject to, the debts or liabilities of any person entitled to payment under the Plan.

        9.2.    Overpayments

        If any overpayment of an Account is made under the Plan, the Plan Administrator may require that either (a) the amount of the overpayment may be set off against further amounts payable to or on account of the person who received the overpayment until the overpayment has been recovered in full, or (b) the recipient may be required to return the amount of the overpayment to the Plan Administrator. The foregoing remedies are not intended to be exclusive.

        9.3.    Withholding Taxes

        The Company and the Plan Administrator may withhold such taxes and make such reports to governmental authorities as they reasonably believe to be required by law.

        9.4.    Distributions to Minors and Incompetents

        If the Plan Administrator determines that any Participant or Beneficiary receiving or entitled to receive payment of an Account under the Plan is incompetent to care for his or her affairs, and in the absence of the appointment of a legal guardian of the property of the incompetent, payments due under the Plan (unless prior claim thereto has been made by a duly qualified guardian, committee or other legal representative) may be made to the spouse, parent, brother or sister or other person, including a hospital or other institution, deemed by the Plan Administrator to have incurred or to be liable for expenses on behalf of such incompetent.

        In the absence of the appointment of a legal guardian of the property of a minor, any minor's share of an Account under the Plan may be paid to such adult or adults as in the opinion of the Plan Administrator have assumed the custody and principal support of such minor.

        The Plan Administrator, in its sole discretion, may require that a legal guardian for the property of any incompetent or minor be appointed before authorizing the payment of an Account. Benefit payments made under the Plan in accordance with determinations of the Plan Administrator pursuant to this Section 9.4 completely discharge any obligation arising under the Plan with respect to such benefit payments.

        9.5.    No Right to Employment; No Rights as a Stockholder

        Nothing contained in this Plan gives any Employee (i) the right to be retained in the service of the Company, RCM or NCM or to interfere with the right of the Company, RCM or NCM to demote, discharge or discipline any Employee at any time without regard to the effect that such demotion, discharge or discipline may have upon the Employee under the Plan, or (ii) any rights as a stockholder of Regal.

        9.6.    Unfunded Plan

        The Plan is an unfunded, unsecured obligation of the Company. The Company is not required to segregate any assets in order to provide payment of Accounts, and the Plan shall not be construed as providing for such segregation. Any liability of the Company to any Participant or Beneficiary with respect to the payment of Accounts is based solely upon contractual obligations created by the Plan. Any such obligation is not secured by any pledge or other encumbrance or any property of the Company.

        9.7.    Trust Fund

        At its sole discretion, the Company may establish one or more trusts for the purpose of assisting in the payment of Accounts. To the extent payments provided for under the Plan are made from any trust, the Company will not have any further obligation to make such payments. The establishment and maintenance of any trust will not alter the nature of Accounts under the Plan as unfunded and unsecured.

        9.8.    Business Transaction or Change in Control

        (a)    Business Transaction

        The Company may assign its obligations under this Plan to a successor, whether by merger, consolidation, asset sale or other business reorganization or transaction ("Business Transaction"). The Company's obligations also may transfer to a successor in a Business Transaction by operation of law. Upon any assignment or transfer of the Company's obligations, this Plan shall be binding upon and shall inure to the benefit of any successor of the Company resulting from the Business Transaction.

        (b)    Change of Control

        In the event of a Change of Control, all Participants become fully vested in their Account and all Participants will receive a distribution of their entire Account in accordance with Article 4.

        9.9.    Miscellaneous

        (a)    Construction

        Unless the contrary is plainly required by the context, wherever any words are used in the masculine, they shall be construed as though they were also used in the feminine, and vice versa, and wherever any words are used in the singular, they shall be construed as though they were also used in the plural, and vice versa.

        (b)    Severability

        If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if such illegal or invalid provision had never been included in it.

        (c)    Titles and Headings Not to Control

        The titles to Articles and the headings of Sections are for convenience of reference only, and, in the event of any conflict, the text of the Plan, rather than the titles or headings, controls.

        (d)    Complete Statement of Plan

        This document is a complete statement of the Plan. The Plan may be amended, modified or terminated only in writing and then only as provided herein.

        9.10.    Governing Law

        The Plan is be governed by ERISA, and, to the extent not preempted by ERISA, by the laws of the State of Delaware, without regard to its choice of law provisions.

ARTICLE 10
DEFINITIONS

        For purposes of this Plan, the following terms have the meaning specified below:

        10.1. "Account" means the book entry account established under the Plan for each Participant in which is reflected amounts deferred or contributed under the Plan.

        10.2. "Award Agreement" has the meaning set forth in Section 1(d) of the Incentive Plan.

        10.3. "Beneficiary" means the Participant's beneficiary identified pursuant to Article 6 to receive payment of the Participant's Account or remaining Account balance at the time of his or her death; provided, however, that such person survives the Participant by at least 30 days.

        10.4. "Board" means the Board of Directors of the Company.

        10.5. "Business Transaction" has the meaning set forth in Section 9.8(a).

        10.6. "Cause" has the meaning set forth in Section 1(f) of the Incentive Plan; provided, that for purposes of such definition NCM shall be substituted for the Company whenever referenced.

        10.7 "Change in Control" has the meaning set forth in Section 1(g) of the Incentive Plan.

        10.8. "Code" means the Internal Revenue Code of 1986, as amended.

        10.9. "Common Stock" has the meaning set forth in Article 1.

        10.10. "Company" has the meaning set forth in Article 1.

        10.11. "Company Contribution" means a contribution or deemed contribution to the Plan pursuant to Section 2.3.

        10.12. "Eligible Employee" means an Employee who meets the eligibility requirements of Section 2.1.

        10.13. "Employee" means a common law employee of RCM.

        10.14. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        10.15. "Incentive Plan" has the meaning set forth in Section 2.1.

        10.16. "NCM" has the meaning set forth in Article 1.

        10.17. "Participant" means any Eligible Employee who becomes a participant in the Plan pursuant to Section 2.1.

        10.18. "Permanent Disability" means any medically determinable physical or mental condition that the Plan Administrator, in its discretion, finds to permanently prevent a Participant from performing the material duties of his or her current employment. If a Participant makes application for disability benefits under NCM's long-term disability program, as now in effect or as hereafter amended, and qualifies for such benefits, the Participant shall be presumed to qualify as permanently disabled under this Plan.

        10.19. "Plan" has the meaning set forth in Article 1.

        10.20. "Plan Administrator" means the Administrator as defined in Section 1(a) of the Incentive Plan.

        10.21. "Regal" has the meaning set forth in Article 1.

        10.22. "RCM" has the meaning set forth in Article 1.

        10.23. "Retirement" means termination by the Participant of employment or service with NCM on or after reaching the normal retirement age of sixty-five.

        10.24. "Restricted Stock" has the meaning set forth in Article 1.

        10.25. "Service" means service as an employee, officer or director of NCM. A Participant's change in position or duties shall not result in interrupted or terminated Service, so long as the Participant continues to be an employee, officer, or director of NCM. Subject to the preceding sentence, whether a termination of Service has occurred for purposes of the Plan will be determined by the Plan Administrator, which determination shall be final, binding and conclusive.

        10.26. "Surviving Spouse" means the person who, according to the laws of the state of a Participant's domicile, is the Participant's spouse on the date of the Participant's death.

        10.27. "Termination" has the meaning set forth in Section 2.1.

* * * * *

        To reflect the adoption of this Plan by the Board, effective as of May 25, 2005, the authorized officer executes this Plan document on behalf of the Company.

REGAL CINEMAS, INC.
By:
Name:
Title:

QuickLinks

REGAL CINEMAS, INC. SEVERANCE PLAN FOR EQUITY COMPENSATION (Effective as of May 25, 2005)